EXHIBIT 5.1
January 31, 2006
Breeze-Eastern Corporation
700 Liberty Avenue
Union, New Jersey 07083
Re: Registration Statement on Form S-3
Gentlemen:
     You have requested our opinion with respect to 2,500,000 shares of common stock, $.01 par value per share (the “Shares”), of Breeze-Eastern Corporation, a Delaware corporation (the “Company”), which Shares are to be issued from time to time under a Registration Statement on Form S-3 (the “Registration Statement”), to which this opinion is attached as an exhibit, to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended.
     In connection with the foregoing, we have examined (a) the Certificate of Incorporation, as Amended, (b) the Amended and Restated Bylaws of the Company, and (c) such records of the corporate proceedings of the Company and such other documents as we deemed necessary to render this opinion.
     Based upon such examination, we are of the opinion that:
1.	The Company is a corporation organized and validly existing under the laws of the State of Delaware.

2.	The Shares to be sold by the Company have been duly authorized and, when issued and sold pursuant to and in the manner contemplated by the Registration Statement, will be validly issued, fully paid and nonassessable.
          We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and the reference to us under the caption “Legal Matters” in the Prospectus that is a part of the Registration Statement.

Very truly yours,
/s/ Hahn Loeser & Parks LLP

HAHN LOESER & PARKS LLP